(d)(1)(ii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2015

Voya Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the sub-advisory agreement, dated June 7, 2011, as amended, between Directed Services LLC (“DSL”) and Voya Investment Management Co. LLC (“VIM”) (the “Sub-Advisory Agreement”), the sub-advisory fee for Voya Global Bond Portfolio (the “Portfolio”) was reduced on January 21, 2011 in connection with the sub-adviser change to VIM.  On November 18, 2014, VIM executed a new Sub-Advisory Agreement.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual advisory fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2015 through May 1, 2016.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to DSL from the January 21, 2011 expense reduction)

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Directors of the Registrant.

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
Voya Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President